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                                                                    EXHIBIT 10.3


                                  AMENDMENT OF
                              EMPLOYMENT AGREEMENT

         WHEREAS, Acsys, Inc. (the "Company") and Brady W. Mullinax, Jr. (the "Executive") have entered into an employment agreement dated August 21, 1998 (the "Employment Agreement");

         WHEREAS, the Company, Tiberia, B.V. ("Tiberia"), Platform Purchaser Inc. ("Purchaser"), Vedior. N.V. and Select Appointments North America Inc. have entered into an agreement dated April 16, 2000 (the "Merger Agreement") providing for the merger of Purchaser with and into the Company with the Company surviving as a wholly owned subsidiary of Tiberia (the "Merger"), and a condition of the consummation of the Merger pursuant to the Merger Agreement is that the Executive enter into this amendment;

         WHEREAS, subject to the terms of the Merger Agreement, Purchaser is to purchase Shares pursuant to an Offer if the Minimum Tender Condition is satisfied, and the date on which such purchase occurs is referred to as the "Tender Date" for purposes of this amendment (as the terms "Shares," "Offer," and "Minimum Tender Condition" are defined in the Merger Agreement);

         NOW, THEREFORE, pursuant to Section 4.5 of the Employment Agreement, IT IS AGREED by and between the parties hereto that, effective as of the Tender Date, the Employment Agreement is hereby amended in the following particulars; provided however, that this amendment shall be without effect if the Tender Date does not occur, or if the Executive's employment with the Company terminates prior to the Tender Date:

1. By substituting the phrase "the two-year anniversary of the Tender Date (as defined below)" for the phrase "December 31, 2000" where the latter phrase appears in Section 1.1 of the Employment Agreement, and by deleting the second sentence of Section 1.1.

2. By substituting the phrase "Executive Vice President - Finance and Administration" for the phrase "Vice President - Finance, Chief Financial Officer" in each place where the latter phrase appears in
         Section 1.2 of the Employment Agreement.

3.       By substituting the following for Section 1.3 of the Employment
         Agreement:

                  "1.3.    Compensation. For services to be rendered by
         Executive under this Agreement, Company shall pay Executive an annual base salary of $240,000. In addition, Executive shall be eligible to receive bonus compensation. The determination of such bonus amount shall be at the discretion of the Chief Executive Officer of the Company. Notwithstanding the foregoing provisions of this Section 1.3, the Executive shall receive a minimum annual bonus equal to 20% of his base salary then in effect."


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4.       By adding the following new Section 1.4(d) to the Employment Agreement:

                  "(d)     Acsys, Inc. ("Acsys"), Tiberia B.V. ("Tiberia"),
         Platform Purchaser Inc. ("Purchaser"), Vedior N.V. and Select Appointments North America Inc. have entered into an agreement dated April 16, 2000 (the "Merger Agreement") providing for the merger of Purchaser with and into Acsys with Acsys surviving as a wholly owned subsidiary of Tiberia (the "Merger"). Subject to the terms of the Merger Agreement, Purchaser is to purchase Shares pursuant to an Offer if the Minimum Tender Condition is satisfied, and the date on which such purchase occurs is referred to as the "Tender Date" for purposes of this Agreement (as the terms "Shares," "Offer," and "Minimum Tender Condition" are defined in the Merger Agreement). As of the Tender Date, the Company shall make a lump sum cash payment to the Executive equal to $535,000, if the Executive is employed by the Company on that date. As soon as practicable after the two-year anniversary of the Tender Date, if the Executive is employed by the Company on such two-year anniversary, the Executive shall be entitled to a second payment of $535,000."

5. By deleting the following where it appears in Section 2.6 of the Employment Agreement:

         "As additional consideration for Executive's covenants as set forth in this Article II, the Company shall pay to Executive the amount of $200,000, payable monthly over the two-year period following the Executive's termination of employment (the "Covenant Fee"); provided however, that the Covenant Fee will not be payable if Executive is terminated for Cause (as defined below) or Executive resigns without Good Reason (as defined below); and provided further that the obligation to pay the Covenant Fee shall abate in the event Executive is found to be in violation of any of the covenants set forth in this
         Article II. If at any time prior to a Change in Control, executive gives written notice of his probable intention to terminate employment during the first 90 days after such Change in Control, the entire amount of the Covenant Fee shall be deposited into escrow immediately prior to the Change in Control. If Executive in fact terminates his employment during such 90 day period, the escrowed funds will be paid to Executive over time, as provided in this Section 2.6. If Executive does not terminate his employment during such 90-day period, without prejudice to the Company's obligation to pay the Covenant Fee when and if it later becomes due under Section 2.6. Any interest earned on the escrowed funds will be paid to the Company."

6. By deleting paragraphs (a), (b), (c), and (d) of Section 3.2 of the Employment Agreement, and substituting the following for such paragraphs:

                  "(a) a material breach by the Company of any material provision of this Agreement; provided, however that a change in the Executive's duties, responsibilities, authority, or reporting relationships shall not constitute a basis for a "Good Reason" termination unless either (i) such change results in assignment to the Executive of a position that is at a lower rank than the rank held by the Executive immediately prior to


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         the change, or (ii) the Executive is assigned tasks that would be materially inconsistent with those of the position assigned to the Executive, or the Executive, in any material respect, fails to be given the authority, power, responsibilities and duties as are inherent in the position assigned to the Executive and necessary to carry out the Executive's responsibilities and the duties of the position; or

                  (b) relocation of Executive out of the Atlanta, Georgia metropolitan area; or

                  (c) any termination of the Executive's employment by the Company other than for Cause, death, or disability."

7.       By substituting the following for Section 3.3(a) of the Employment
         Agreement:

                  "(a)     Termination Without Cause, Resignation for Good
         Reason. If the Executive's employment with the Company terminates at any time on or after the Tender Date, and prior to the two-year anniversary of the Tender Date, and any one of the paragraphs (i), (ii) or (iii) below are applicable to the termination, Executive shall be entitled to a lump sum severance payment of $535,000:

                           (i) the Executive resigns for Good Reason;

                           (ii) the Executive's employment is terminated for Cause under circumstances described in Section 3.1(c)(vi) (relating to termination for failure to meet performance expectations), none of the other circumstances of "Cause" as described in Section 3.1(c)(i) through (v) are applicable to the Executive, and there has not been willful and continued dereliction of duties by the Executive that is not corrected by the Executive within a reasonable period of time after a written demand for corrective action is delivered to the Executive by the Company's Chief Executive Officer; or

                           (iii) the Executive's employment is terminated by the Company without Cause."

8. The first sentence of Section 3.3(b) of the Employment Agreement is deleted in its entirety and there is substituted in its place the following:

         "If Executive voluntarily resigns for other than Good Reason, Executive shall not be entitled to any severance pay."

9. By deleting the following sentence where it appears in Section 3.3(c) of the Employment Agreement:

         "Notwithstanding the foregoing sentence, if termination is for Cause pursuant to Section 3.1(c)(vi), and is other than pursuant to a Change in Control, then Executive shall be



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         entitled to severance equal to his Base Salary for the remainder of the then-current term of this Agreement, or equal to one year's Base Salary at his then-current rate, whichever is greater."

         IN WITNESS WHEREOF, the parties have agreed to this Amendment of the Employment Agreement as of this 16th day of April, 2000.


Acsys, Inc.                             Brady W. Mullinax, Jr.

By /s/ David C. Cooper                         /s/ Brady W. Mullinax, Jr.
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